Exhibit 10.1

SUNSTONE HOTEL INVESTORS, INC.

INCENTIVE BONUS PLAN

This Incentive Bonus Plan (the “Plan”) is intended to provide an incentive for eligible employees of Sunstone Hotel Investors, Inc. (the “Company”), to perform to the best of their abilities, to further the growth, development and financial success of the Company, and to enable the Company to attract and retain highly qualified employees.  The Plan is for the benefit of the Participants (as defined below).

The Board of Directors of the Company (the “Board”) has adopted the Plan, effective August 4, 2021.

1.Participants.  Participation in the Plan shall be limited to such employees of the Company and its subsidiaries whom the Compensation Committee of the Board (the “Committee”) from time to time, in its sole discretion, determines shall be eligible to receive a bonus award (a “Bonus”) hereunder (the “Participants”).

2.Administration.  The Plan shall be administered by the Committee.  The Committee shall have the sole discretion and authority to administer and interpret the Plan.  Any disputes under the Plan shall be resolved by the Committee or its designee, whose decision shall be final.

3.Bonus Opportunities.  The Committee shall determine the amount, terms and conditions of each Bonus opportunity, including the period with respect to which such Bonus may be earned (such period, the “Performance Period”).  In connection with such determination, each Participant may, but is not required to, be assigned a “Target Bonus Percentage” by the Committee with respect to such Participant’s Bonus opportunity for a Performance Period; and, unless otherwise determined by the Committee, a “Target Bonus” for each Participant will be determined by multiplying his or her Target Bonus Percentage by his or her Base Salary (as defined below) for the applicable Performance Period.  For purposes of this Plan, “Base Salary” shall mean the actual salary paid to a Participant during the applicable Performance Period.  The Target Bonus Percentages for each Participant, if any, shall be approved by the Committee for each Performance Period.

4.Performance Goals.  The Plan is intended to provide incentives for the achievement of corporate and individual objectives (the “Performance Goals”), as determined by the Committee with respect to any Performance Period.  Achievement of Performance Goals may be determined with reference (but is not limited) to the following criteria: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth (calculated by total, by hotel, occupied room or available room); net income (either before or after taxes, interest or amortization and depreciation) or adjusted net income (either before or after taxes, interest or amortization and depreciation); profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); funds from operations or adjusted funds from operations; book value (including ratios compared to book value); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return (absolute and relative); return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development (including renovations and repositionings), investment, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; employee satisfaction; recruitment and maintenance of personnel; supervision of litigation and other legal matters; strategic partnerships and transactions; portfolio composition; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition and disposition activity; investment sourcing activity; human capital management (including diversity and inclusion); environmental, social or governance initiatives and reporting; investor relations initiatives; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease.  Such Performance Goals also may be based solely by reference to the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company or a subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

A Performance Goal may be a single goal or a range with a minimum goal up to a maximum goal.  Unless otherwise determined by the Committee, the amount of each Participant’s Bonus shall be based upon a bonus formula determined by the Committee in its sole discretion that ties such Bonus to the attainment of the applicable Performance Goals.  The Committee may in its sole discretion modify or change the bonus formulas and/or Performance Goals at any time and from time to time during or upon completion of a Performance Period.

5.Calculation of Bonuses.  The actual Bonus for a Participant will be calculated at the direction of the Committee, as soon as practicable following the completion of the relevant Performance Period.  The Company may, in its discretion, reduce or eliminate a Bonus otherwise payable to any Participant.  Any such reduction or elimination may be made based on objective or subjective determinations as the Company determines appropriate.

6.Payment of Bonuses.  The payment of Bonuses under the Plan shall be made in cash between or on such date or dates determined by the Committee and shall be subject to such terms and conditions as may be determined by the Committee in its sole discretion.  Except as otherwise provided in a written employment agreement between a Participant and the Company or as otherwise determined by the Committee, a Participant must be an active employee of the Company or its subsidiaries or affiliates and in good standing as of the date on which the Bonus is paid in order to be entitled to receive such Bonus.  Subject to a written agreement between the Company and a Participant (e.g. employment agreement or other written arrangement), if a Participant dies or a Participant’s employment is terminated for any reason prior to the payment of his or her Bonus, the payment of any Bonus (and in the case of death, the person or persons to whom such payment shall be made) shall be determined at the sole discretion of the Committee.

7.Amendment, Suspension and Termination of the Plan.  The Committee shall have the authority to amend, suspend or terminate the Plan at any time in its sole discretion.

8.Miscellaneous.

(a)The Company shall deduct all federal, state, and local taxes required by law or Company policy from any Bonuses paid hereunder.

(b)Nothing contained in this Plan shall confer upon any Participant any right to continue in the employ of the Company, or shall interfere with or restrict in any way the right of the Company, which is hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause.  Notwithstanding anything to the contrary contained in the Plan, nothing in the Plan shall adversely affect any rights that a Participant may otherwise have under an employment or severance agreement or plan with or maintained by the Company to which such Participant is a party or under which such Participant is a beneficiary.

(c)The Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Bonus under the Plan.  Any accounts under the Plan are for bookkeeping purposes only and do not represent a claim against the specific assets of the Company.

(d)No Bonus granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. All rights with respect to a Bonus granted to a Participant under the Plan shall be available during his or her lifetime only to the Participant.

(e)Notwithstanding anything in the Plan to the contrary, any and all amounts payable to any Participant under the Plan from time to time may, in the Committee’s sole discretion, be reduced or offset by any amounts then due or owing by such Participant to the Company or any of its affiliates pursuant to or in accordance with any benefit or compensation plan, program, policy or arrangement maintained by the Company or such affiliates.

(f)Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

(g)The Plan shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California. Should any provision of the Plan be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

(h)Bonus payments are not intended to constitute a deferral of compensation subject to Section 409A of the Code and are intended to satisfy the “short-term deferral” exemption under Section 409A of the Code and the Treasury Regulations issued thereunder.  Accordingly, to the extent necessary to cause Bonus payments hereunder to satisfy the “short-term deferral” exemption under Section 409A of the Code and the Treasury Regulations issued thereunder, a Bonus payment shall be made not later than the later (i) the fifteenth day of the third month following the Participant’s first taxable year in which the Bonus payment is no longer subject to a substantial risk of forfeiture, or (ii) the fifteenth day of the third month following the Company’s first taxable year in which the Bonus payment is no longer subject to a substantial risk of forfeiture; provided, however, that if due to administrative reasons Bonuses are not paid within the foregoing time periods, then such Bonuses will be paid as soon as administratively feasible but no later than the last day of the calendar year following the end of the Performance Period to which such Bonuses relate.  The Company shall have no liability to any Participant, any Participant’s spouse or otherwise if the Plan or any amounts paid or payable hereunder are subject to additional tax and penalties under Section 409A of the Code.